SCHEDULE 14A INFORMATION
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UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of UCFC (UCFC) will be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 24, 2008, at 10:00 a.m., Eastern Time (Annual Meeting), for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1. To re-elect three directors of UCFC for terms expiring in 2011;

2. To ratify the selection of Crowe Chizek and Company LLC as the auditors of UCFC for the current fiscal year; and

3. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 7, 2008, will be entitled to vote at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING MAY BE ASSURED. Submitting a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

Douglas M. McKay
Chairman of the Board and
Chief Executive Officer

Youngstown, Ohio
April 1, 2008

United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

PROXY STATEMENT

PROXIES

The Board of Directors of United Community Financial Corp., an Ohio corporation (UCFC or the Company), is soliciting the enclosed proxy for use at the 2008 Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 24, 2008, at 10:00 a.m., Eastern Time, and at any adjournments thereof (Annual Meeting).

Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

FOR the re-election of Richard J. Buoncore, Richard J. Schiraldi and David C. Sweet as directors of UCFC for terms expiring in 2011.

FOR the ratification of the selection of Crowe Chizek and Company LLC (Crowe Chizek) as the auditors of UCFC for the current fiscal year.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of UCFC at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to UCFC at the above address prior to the Annual Meeting, or (c) attending the Annual Meeting and voting in person. Proxies may be solicited by the directors, officers and other employees of UCFC and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of UCFC (Home Savings), in person or by telephone, telecopy, telegraph or mail, only for use at the Annual Meeting. All solicitation costs will be borne by UCFC.

In some cases, UCFC has multiple shareholders of record at a single address. UCFC sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or proxy statement, you may request it by writing to UCFC at the above address. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Registrar and Transfer as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

This proxy statement is first being mailed to the shareholders of UCFC on or about April 4, 2008.

VOTING RIGHTS

Only shareholders of record as of the close of business on March 7, 2008 (Voting Record Date), are entitled to vote at the Annual Meeting. As of the Voting Record Date, there were 30,051,773 votes entitled to be cast at the Annual Meeting. Each share is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

Shares represented by properly executed proxies returned to UCFC prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all. “Broker non-votes” are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under the applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine.

Those shares represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting that do not specify how shares should be voted will be voted FOR the Board’s nominees and FOR the ratification of the selection of Crowe Chizek, unless the proxy represents a broker non-vote.

Directors are elected by a plurality of the votes cast with a quorum present. No shareholder may cumulate votes in the election of directors. The affirmative vote of the holders of a majority of the shares of UCFC represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe Chizek as the auditors of UCFC for the current fiscal year.

ELECTION OF DIRECTORS

The Board of Directors has nominated the following directors for re-election for terms expiring in 2011:

			Director of
Name	Age	Positions Held	UCFC Since

Richard J. Buoncore	51	Director	2007
Richard J. Schiraldi	53	Director	2002
David C. Sweet	68	Director	2004

Richard J. Buoncore.  Mr. Buoncore is a Certified Public Accountant and a managing partner of MAI Wealth Advisors, LLC, Cleveland, Ohio, a position he has held since December 2006. Previously, Mr. Buoncore was Managing Partner of BC Investment Partners LLC, which merged into MAI Wealth Advisors, a position he had held since 2005. From 1999 until 2005, he was the Chief Executive Officer of Victory Capital Management, Cleveland, Ohio, and served as its President and Chief Operating Officer from 1995 until 1999. Mr. Buoncore was elected by the UCFC Board of Directors in January 2007 to fill the vacancy created by the retirement of Herbert F. Schuler, Sr. Mr. Buoncore also serves as a director of Home Savings.

Richard J. Schiraldi.  Mr. Schiraldi has been a partner at Cohen & Company, Certified Public Accountants, Youngstown, Ohio, since 1990. Mr. Schiraldi served as Director of Tax Operations at Cohen from 1983 until 2003. Mr. Schiraldi also serves as a director of Home Savings.

David C. Sweet.  Dr. Sweet is the President of Youngstown State University, a position he has held since July 2000. Dr. Sweet also serves as a director of Home Savings.

If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute as the Board of Directors recommends.

In accordance with UCFC’s Code of Regulations (Regulations), nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors in a written nomination received by the Secretary of UCFC by the 60th day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. If the annual meeting for the election of directors in any year is not held on or before the 31st day following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of the annual meeting. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of UCFC owned either beneficially or of record by each nominee and the length of time the UCFC shares have been so owned. No nominations were received from any shareholders of UCFC for the annual meeting of shareholders.

UCFC encourages all directors to attend the annual meeting of shareholders. All of UCFC’s directors attended the 2007 annual meeting of shareholders, except Mr. Schiraldi.

INCUMBENT DIRECTORS

The following directors will continue to serve after the Annual Meeting for the terms indicated:

			Director of	Term
Name	Age	Positions Held	UCFC Since	Expiring In

Thomas J. Cavalier	55	Director	2000	2009
Douglas M. McKay	60	Director, Chairman of the Board and CEO	1998	2009
Donald J. Varner	76	Director	2007	2009
Eugenia C. Atkinson	65	Director	2005	2010
David G. Lodge	68	Director, President and COO	2005	2010
Clarence R. Smith, Jr.	79	Director	2005	2010

Thomas J. Cavalier.  Mr. Cavalier is the Chairman of the Board, Chief Executive Officer and President of Butler Wick Corp., a subsidiary of UCFC (Butler Wick), positions he has held since 1985. Mr. Cavalier joined Butler Wick in 1975.

Douglas M. McKay.  Mr. McKay joined Home Savings in 1971. Mr. McKay has been the Chairman of the UCFC Board and CEO of UCFC since 1998. He also served as President of UCFC from 1998 until January 2007. Since 1995, Mr. McKay has served as Chief Executive Officer and Chairman of the Board of Home Savings and, from 1996 until March 2000, also served as President of Home Savings. Mr. McKay is also a director of Butler Wick Corp.

Donald J. Varner.  Mr. Varner, an attorney, was UCFC’s Secretary from 1998 until his reirement in 2004 and a Senior Vice President of Home Savings from 1995 until his retirement in 2004. Prior to that time, Mr. Varner served as Home Savings’ Vice President and Corporate Counsel from 1976 to 1995. Mr. Varner has served as a director of Home Savings since 1987. He was appointed to the UCFC Board effective March 15, 2007.

Eugenia C. Atkinson.  Mrs. Atkinson was the Executive Director of Youngstown Metropolitan Housing Authority from 2000 until her retirement in 2007. She became a director of Home Savings in 1999.

David G. Lodge.  Mr. Lodge is the President and COO of UCFC, a position he was appointed to in January 2007. Additionally, in January 2007, Mr. Lodge was appointed Director of Strategic Planning for Home Savings. Previously, Mr. Lodge served as the President, Chief Operating Officer and a director of Home Savings, positions he held since 2000. Prior to joining Home Savings, Mr. Lodge was the President, Chief Operating Officer and a director of Metropolitan Bank and Trust and its holding company, Metropolitan Financial Corp., located in Highland Hills, Ohio.

Clarence R. Smith, Jr.  Mr. Smith serves as Chairman of S-P Company and Subsidiaries located in Columbiana, Ohio, a position he has held since 1971. S-P Company is the holding company for Compco Industries. Mr. Smith has been a director of Home Savings since 1976.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

The Board of Directors has determined that Messrs. Buoncore, Schiraldi, Smith, Sweet and Varner and Mrs. Atkinson are each considered “independent” as set forth in (a) Section 10A(m)(3) of the Securities Exchange Act of 1934 (15 U.S.C. 78f(m)(3)), (b) Securities and Exchange Commission (SEC) Rule 10A-3(b) (17CFR 240.10A-3(b)), and (c) Rule 4200(a) of the National Association of Securities Dealers, Inc. (NASD).

The Board of Directors of UCFC met five times for regularly scheduled meetings and five times for special meetings during 2007. The Board of Directors of UCFC has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Charters of the Audit Committee and the Nominating and Governance Committee are available at www.ucfconline.com. The Compensation Committee does not have a charter.

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting functions and controls, as well as hiring an accounting firm to audit UCFC’s financial statements. The current members of the Audit

Committee are Richard J. Schiraldi, Chairman, Eugenia C. Atkinson, Richard J. Buoncore and David C. Sweet, all of whom are considered “independent” under the listing standards of Nasdaq. The Board of Directors has determined that Richard J. Schiraldi and Richard J. Buoncore qualify as financial experts. The Audit Committee met thirteen times during 2007.

The role of the Compensation Committee of UCFC is described under “Compensation Discussion and Analysis” below. The current members of the Compensation Committee, all of whom are independent, are Eugenia C. Atkinson, Chairwoman, Richard J. Schiraldi and Clarence R. Smith, Jr. The Compensation Committee met four times during 2007.

The Nominating and Governance Committee of UCFC is responsible for receiving and evaluating recommendations for potential Board members from directors and shareholders and recommending to the Board of Directors a slate of director nominees to be elected by shareholders. In selecting nominees, the Nominating and Governance Committee considers the skills and experience desired in a director, such as community involvement, business development expertise and financial expertise. Any nominee for election to the Board of Directors should possess the highest personal values, judgment and integrity and have an understanding of the regulatory and policy environment in which UCFC operates. The Nominating and Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors. No director nominations were received from shareholders for the Annual Meeting. The current members of the Nominating and Governance Committee, all of whom are independent, are David C. Sweet, Chairman, Eugenia C. Atkinson, Richard J. Buoncore, Richard J. Schiraldi, Clarence R. Smith, Jr. and Donald J. Varner. The Nominating and Governance Committee met one time during 2007.

Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which he or she serves.

DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Total
Name	($)	($)

Eugenia C. Atkinson	$23,000	$23,000
Richard J. Buoncore	21,167	21,167
Richard J. Schiraldi	23,000	23,000
Clarence R. Smith, Jr.	18,800	18,800
David C. Sweet	20,200	20,200
Donald J. Varner	19,600	19,600

Because they are employees of UCFC and its subsidiaries, Messrs. Cavalier, Lodge, and McKay’s director fees are included in the “All Other Compensation” column of the Summary Compensation Table.

Each director of UCFC who is also a director of Home Savings receives a $10,000 retainer from Home Savings, and each UCFC director who is not a Home Savings director receives a $10,000 retainer from UCFC. Each director also receives a fee of $400 per UCFC board meeting attended, and in general, each non-employee director receives a fee of $400 per committee meeting attended if he/she is a committee member, or $600 per committee meeting attended if he/she is the committee chairperson.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of UCFC and Home Savings who do not serve on UCFC’s Board of Directors:

Name	Age	Position Held

Patrick W. Bevack	61	President and COO of Home Savings
Patrick A. Kelly	49	CFO and Treasurer of UCFC and SVP, CFO and Treasurer of Home Savings

Patrick W. Bevack.  Mr. Bevack was appointed President and Chief Operating Officer of Home Savings in January 2007. Previously, Mr. Bevack was Executive Vice President, Chief Financial Officer and Treasurer of Home Savings, positions he had held since June 2003. Mr. Bevack joined Home Savings in June 2000 and served as Senior Vice President of Mortgage Lending until June 2003. Prior to joining Home Savings, he was Executive Vice President and Assistant Secretary of Metropolitan Bank and Trust.

Patrick A. Kelly.  Mr. Kelly was appointed CFO and Treasurer of Home Savings in January of 2007. Mr. Kelly has served as Senior Vice President of Home Savings since 1995. Previously, Mr. Kelly was CFO of Home Savings from 1995 to 2003 and Treasurer of Home Savings from 1992 to 2003. Mr. Kelly was appointed Treasurer of UCFC in 1998 and Chief Financial Officer of UCFC in 2003. Mr. Kelly has been employed by Home Savings since 1983 and has been a director of Home Savings since 1996.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The Company’s executive compensation program for 2007 was intended to achieve the following primary objectives:

•	Drive performance relative to the Company’s financial goals;

•	Align executives’ interests with those of shareholders;

•	Attract and retain highly-qualified executives and maintain a stable executive management group; and

•	Place a significant portion of total compensation at risk, contingent on Company performance.

The Company has employment agreements with each of the Named Executive Officers. These agreements are described under the headings “Employment Agreements” and “Termination and Change of Control Payments” below.

Role of the Compensation Committee and Management

The Compensation Committee has the primary responsibility to assist the Board in discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee is responsible for recommending to the Board of Directors for its approval on an annual basis the compensation package for each of the Named Executive Officers.

The Compensation Committee members are Ms. Atkinson, Mr. Schiraldi and Mr. Smith, but all independent directors of the Company are invited to attend meetings of the Compensation Committee and to participate in the discussions. The Compensation Committee invites Mr. McKay, the Chief Executive Officer, to attend Committee meetings to discuss the performance of the Company and other matters affecting the compensation of each of the Named Executive Officers. Mr. McKay makes recommendations to the Committee regarding base salary, incentive compensation and performance targets for bonuses for each of the Named Executive Officers other than himself. The Compensation Committee discusses with Mr. McKay matters affecting the Company’s performance relative to bonus targets, but all decisions regarding his compensation are made in executive session, without his presence.

Occasionally, other executives may attend a Committee meeting to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation.

Compensation Components

The Company’s executive compensation program included the following components in 2007:

•	Salary — fixed base pay that reflects each executive’s position, individual performance, experience, and expertise;

•	Annual Cash Incentive — pay that varies based on Company and individual performance against annual business objectives; and

•	Other Compensation — perquisites consistent with past practice, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

Salary.  The Company pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. The Compensation Committee met with Mr. McKay in January 2007 and discussed his recommendations for salaries and bonuses for Messrs. Bevack, Kelly and Lodge. In establishing base salaries for these three executive officers, the Compensation Committee considered Mr. McKay’s recommendations for salary amounts and the individual’s performance for 2006 and the Company’s performance for 2006. In establishing the base salary for Mr. McKay, the Compensation Committee considered Mr. McKay’s individual performance for 2006 and the Company’s performance for 2006. The Compensation Committee did not utilize a peer group for benchmarking for 2007.

Mr. Cavalier’s compensation is established separately because of the nature of Butler Wick. Mr. Cavalier entered into an employment agreement with Butler Wick on August 12, 1999, the terms of which are discussed under “Employment Agreements” and “Termination and Change of Control Payments” below. Mr. Cavalier’s employment agreement is reviewed annually by the Compensation Committee of Butler Wick, of which Mr. McKay is Chairman. The Compensation Committee has not increased Mr. Cavalier’s base salary as set forth in his employment agreement since 2003.

The Named Executive Officers’ 2007 base salaries are set forth in the “Salary” column of the Summary Compensation Table.

Annual Cash Bonus.  Executive officers other than Mr. Cavalier receive an annual cash bonus that is primarily based on the net income of Home Savings on an unconsolidated basis.

In January 2008, the Compensation Committee met twice to discuss bonuses for 2007. The Committee met with Mr. McKay and discussed his recommendations for 2007 bonus awards for each of the executive officers, other than himself. The Committee decided to award bonuses for 2007, even though net income was down for 2007, because of the impact of national and local economic conditions and other factors beyond the control of management that adversely affected operating results in 2007. The Committee also considered the fact that no awards were made under the equity plan in 2007.

The cash bonuses awarded for 2007 performance are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Mr. Cavalier received a bonus in an amount recommended by Mr. McKay to the Butler Wick Compensation Committee. The Butler Wick Compensation Committee reviewed and approved Mr. McKay’s recommendation. Mr. Cavalier’s bonus for 2007 is set forth under the “Bonus” column of the Summary Compensation Table.

Other Compensation.  The Named Executive Officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs. Perquisites for the Named Executive Officers other than Mr. Cavalier consist of use of a company car and fees for country club memberships. Mr. Cavalier participates in a non-qualified deferred compensation plan, which is discussed under the “2007 Non-qualified Deferred Compensation Table” below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Named Executive Officers in a taxable year. All of the compensation the Company paid in 2007 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

Future Compensation

The Company has engaged compensation consultants and advisors from time to time to provide input on both Board and executive compensation issues. Although the Compensation Committee has utilized the annual cash bonus to drive executives to increase UCFC performance, the Committee recommended, and the Board approved, adoption of an equity plan in order to better align executive and shareholder interests. The shareholders approved the equity plan at the 2007 annual meeting of shareholders, but no awards were made under the plan in 2007. The following awards were made in February 2008:

	Incentive Stock	Nonqualified Stock
	Options — Number of	Options — Number of	Exercise Price Per
	Shares	Shares	Share

Douglas McKay	16,528	54,612	$6.05
Patrick Bevack	16,528	14,036	$6.05
David Lodge	16,528	14,145	$6.05
Patrick Kelly	16,528	100	$6.05

The 2008 awards are fully vested. In deciding not to delay vesting, the Committee considered the fact that no equity compensation had been awarded to any of the named executive officers since 2004.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis (CD&A) with executive management. On March 19, 2008, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement for the fiscal year ended December 31, 2007.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Eugenia Atkinson, Chairwoman	Richard J. Schiraldi	Clarence R. Smith, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by Mr. McKay and Mr. Kelly and the three highest compensated executive officers of UCFC and its subsidiaries (Named Executive Officers) who received cash and cash equivalent compensation in excess of $100,000 from UCFC or one of its subsidiaries for services rendered during 2007:

Summary Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
				Incentive Plan	Compensation	All Other
		Salary	Bonus	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)

Douglas M. McKay	2007	$381,843	—	$96,379	—	$48,734	$526,956
Chairman and CEO, UCFC	2006	367,157	—	275,368	—	68,612	711,137

David G. Lodge	2007	260,583	—	48,701	—	55,742	365,026
President and COO, UCFC	2006	272,454	—	139,146	—	86,398	497,998

Thomas J. Cavalier	2007	295,864	$426,026	—	$4,842	38,042	764,773
Chairman and CEO, Butler Wick	2006	301,313	181,152	—	1,447	21,698	505,610

Patrick W. Bevack	2007	256,552	—	51,638	—	50,165	358,355
President and COO, Home Savings	2006	196,716	29,507	118,030	—	58,299	402,552
Patrick A. Kelly	2007	187,971	—	35,587	—	45,473	269,031
Treasurer and CFO, UCFC and Home Savings	2006	182,496	18,249	100,373	—	58,377	359,495

(1)	The values represent the annual cash bonus earned in fiscal 2007 and paid in early 2008.

(2)	Represents the earnings on his deferred compensation under the Butler Wick Defined Compensation Plan.

The amounts listed in the “All Other Compensation” column include the following:

		Value of
	401(k)	ESOP	Profit	Company	Club		Expense	Director
Name	Match	Allocation	Sharing	Car	Dues	Parking	Allowance	Fees	Total

Douglas M. McKay	$6,750	$16,648	—	$2,350	$6,940	$446	—	$15,600	$48,734
David G. Lodge	6,750	16,648	—	2,563	15,335	446	—	14,000	55,742
Thomas J. Cavalier	3,375	—	$13,067	—	—	—	$8,000	13,600	38,042
Patrick W. Bevack	6,750	16,648	—	1,146	10,748	506	—	14,367	50,165
Patrick A. Kelly	6,750	16,648	—	1,096	4,533	446	—	16,000	45,473

Employment Agreements

Home Savings has employment agreements with each of Mr. McKay, Mr. Lodge, Mr. Bevack and Mr. Kelly, and Butler Wick has an employment agreement with Mr. Cavalier (collectively, Employment Agreements). Each of the Employment Agreements has a term ending on December 31, 2010 with the exception of Mr. Cavalier whose agreement termination date is December 31, 2009. Each agreement is terminable by Home Savings or Butler Wick, as applicable, at any time. Each of the executives’ rights upon termination is discussed under “Termination and Change of Control Payments” below.

Outstanding Equity Awards at December 31, 2007

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised
	Options	Option Exercise
	(#)	Price	Option Expiration
Name	Exercisable	($)	Date

Douglas M. McKay	14,347	$6.97	3/23/2010
	15,024	6.656	3/22/2011
	136,752	7.40	3/20/2012
	136,752	8.97	3/19/2013
	136,752	12.73	3/17/2014
David G. Lodge	66,583	7.40	3/20/2012
	80,096	8.97	3/19/2013
	80,096	12.73	3/17/2014
Thomas J. Cavalier	5,960	6.97	3/23/2010
	6,043	6.656	3/22/2011
	5,316	7.40	3/20/2012
	6,315	8.97	3/19/2013
	6,553	12.73	3/17/2014
Patrick W. Bevack	32,416	7.40	3/20/2012
	52,444	8.97	3/19/2013
	52,444	12.73	3/17/2014
Patrick A. Kelly	33,626	6.97	3/23/2010
	20,336	6.656	3/22/2011
	57,777	7.40	3/20/2012
	57,777	8.97	3/19/2013
	57,777	12.73	3/17/2014

All of the options were granted under the UCFC 1999 Long-Term Incentive Plan (1999 Plan) and were 100% vested on the date of grant. None of the Named Executive Officers exercised options during 2007.

2007 Non-qualified Deferred Compensation Table

	Executive	Aggregate	Aggregate
	Contributions in	Earnings in Last	Balance at Last
Name	Last Fiscal Year	Fiscal Year	Fiscal Year End

Thomas J. Cavalier	$102,425	$4,842	$123,883

Mr. Cavalier is a participant in the Butler Wick Deferred Compensation Plan under which he may elect to defer annually until his retirement up to 80% of his salary and commissions, and 100% of his bonus. The plan provides a variety of mutual funds into which deferrals may be invested at Mr. Cavalier’s election, including a money market fund, an intermediate bond fund and various equity funds. The earnings that accrued in 2007 on Mr. Cavalier’s plan account balance are provided above. Butler Wick does not make any contributions to Mr. Cavalier’s deferred account and he has not received a withdrawal or distribution from his account.

Termination and Change in Control Payments

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment. The amounts shown are estimates and assume a termination date of December 31, 2007. Amounts do not include compensation and benefits available generally to all of UCFC’s salaried employees on a non-discriminatory basis.

	Change of			Other
	Control	Death	Disability	Termination
	($)	($)	($)	($)

Douglas M. McKay
Base Amount	$1,145,529	$94,153	$156,922	$1,145,529
Bonus	—	—	—	96,379
Health Insurance	35,763	—	23,842	—
Life Insurance	76,866	—	51,244	—
Disability Insurance	26,238	—	17,492	—
Non-Compete	254,562	—	—	—

Total	$1,538,958	$94,153	$249,500	$1,241,908
David G. Lodge
Base Amount	$781,749	$64,253	$107,089	$781,749
Bonus	—	—	—	48,701
Health Insurance	24,399	—	16,266	—
Life Insurance	3,513	—	2,342	—
Disability Insurance	3,348	—	2,232	—
Non-Compete	173,722	—	—	—

Total	$986,731	$64,253	$127,929	$830,450
Thomas J. Cavalier
Base Amount	$615,417	—	—	$422,000
Bonus	—	—	—	426,026
Health Insurance	9,939	—	—	6,626
Life Insurance	4,860	—	—	3,240
Commission	—	—	—	84,864

Total	$630,216	—	—	$942,756
Patrick W. Bevack
Base Amount	$769,656	$63,259	$105,342	$769,656
Bonus	—	—	—	51,638
Health Insurance	24,399	—	16,266	—
Life Insurance	3,459	—	2,306	—
Disability Insurance	3,297	—	2,198	—
Non-Compete	171,035	—	—	—

Total	$971,846	$63,259	$126,202	$821,294
Patrick A. Kelly
Base Amount	$563,913	$46,349	$77,248	$563,913
Bonus	—	—	—	35,587
Health Insurance	35,763	—	23,842	—
Life Insurance	6,324	—	4,216	—
Disability Insurance	6,543	—	4,362	—
Non-Compete	125,314	—	—	—

Total	$737,857	$46,349	$109,668	$599,500

Termination upon Change of Control.  Each of the Employment Agreements provides that the executive is entitled to certain benefits if his employment is terminated within one year before or after a Change of Control: (i) by his employer, or (ii) by the executive because his employment is materially adversely changed (including, for example, a material reduction in responsibilities, change of title, a requirement that the executive perform his functions more than 35 miles from his primary office location, or a non-company wide reduction in benefits). Any benefits to be received by the executives will be reduced to the maximum amount payable under Section 280G without penalty.

Under these circumstances, each of Messrs. McKay, Lodge, Bevack and Kelly are entitled to an amount equal to three times his “base amount” (as defined in Section 280G of the Internal Revenue Code) less $1.00, and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of the term of the Employment Agreement or the date on which he is included in another employer’s benefit plans as a full-time employee.

Upon a termination in connection with a Change of Control, Mr. Cavalier is entitled to 2.99 times his “base amount” (as defined in Section 280G) and continued coverage at Butler Wick’s expense under all health, life and disability plans of Butler Wick until the earlier of the expiration of the term of the Employment Agreement or the date on which he is included in another employer’s benefit plans as a full-time employee.

In addition, if Messrs. McKay, Lodge, Bevack or Kelly’s employment is terminated pursuant to a Change of Control, he is subject to a non-compete that prohibits him from engaging in the financial institutions business for a period of eight months in Mahoning, Trumbull or Columbiana Counties, Ohio, or any other geographic area in which Home Savings or UCFC is doing business. In exchange for this non-compete, he is entitled to receive an additional eight months of his base salary.

Under each of the Employment Agreements of Messrs. McKay, Lodge, Bevack and Kelly, “Change of Control” is defined as:

•	the acquisition of the power to vote more than 20% of the shares of Home Savings or UCFC;

•	the acquisition of the ability to control the election of a majority of the directors of Home Savings or UCFC;

•	such time when, during any period of three or less consecutive years, individuals who at the beginning of that period constituted the Board of Directors of Home Savings or UCFC cease to constitute at least a majority of the Board; provided that any person whose election as a director was approved by a vote of at least 2/3 of the directors then in office will be considered to have continued to be a director of Home Savings or UCFC;

•	the acquisition by any person or entity of control of Home Savings as defined in 12 C.F.R § 303.81(c); or

•	an event that would be required to be reported under Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A.

Under Mr. Cavalier’s Employment Agreement, “Change of Control” is defined as:

•	the acquisition of the power to vote more than 25% of the shares of Butler Wick or UCFC;

•	the acquisition of the ability to control the election of a majority of the directors of Butler Wick or UCFC; or

•	an event that would be required to be reported under Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A.

Termination upon Death.  Upon Messrs. McKay, Lodge, Bevack or Kelly’s death, his estate is entitled to receive a continuation of his base salary for 90 days. Upon Mr. Cavalier’s death, his estate is entitled to receive the compensation due to him through the last day of the calendar month in which he died.

Termination upon Disability.  If any of Messrs. McKay, Lodge, Bevack or Kelly is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, Home Savings can terminate the Employment Agreement. After the Employment Agreement is terminated, if the executive is eligible for long term disability benefits under Home Savings’ disability plan, then he will be entitled to continued coverage under health and life insurance plans for a period of two years. Mr. Cavalier’s employment agreement does not provide for benefits upon termination due to disability.

Termination for Cause.  None of the executives are entitled to receive any benefits following termination for Cause. “Cause” is defined in the Employment Agreements as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities, willful violation of any final cease-and-desist order, law, rule or regulation (other than traffic violations or other minor offenses), or material breach of the Employment Agreement.

Other Termination.  If the executive is terminated before the expiration of his Employment Agreement for any reason other than death, disability, Cause, or Change of Control, then he is entitled to receive the total compensation in effect at the time of termination until the expiration of the term of the Employment Agreement and continued coverage under all health and welfare benefit plans at the expense of the individual until the earlier of the expiration of the term or the date on which he is included in another employer’s benefit plans as a full-time employee. Messrs. McKay, Lodge, Bevack and Kelly are also entitled to receive a cash bonus equal to the cash bonus, if any, he received in the 12 month period prior to termination.

In the event Mr. Cavalier terminates his employment without Butler Wick’s consent (other than in connection with a Change of Control), he shall be subject to a non-compete for the unexpired term of his Employment Agreement. The non-compete prohibits him from engaging in any manner in any business that competes with Butler Wick or UCFC within Mahoning, Trumbull, Columbiana, Portage, Cuyahoga, Medina or Stark Counties, Ohio; or Mercer or Venango Counties, Pennsylvania.

Compensation Committee Interlocks and Insider Participation

During 2007, Ms. Atkinson and Messrs. Schiraldi and Smith served on the UCFC Compensation Committee. None of these individuals is a current or former executive officer or employee of UCFC, Home Savings or Butler Wick or had a reportable business relationship with UCFC, Home Savings or Butler Wick.

Related Person Transactions

Home Savings makes loans to executive officers and directors of UCFC and its subsidiaries in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. All outstanding loans to executive officers and directors were made pursuant to such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments.

UCFC does not have any related person transactions as defined in Regulation S-K Item 404(a) and currently does not permit any such transactions. This policy is not evidenced in writing, but has been clearly communicated to the Board.

OWNERSHIP OF UCFC SHARES

The following table sets forth information about the only persons known to UCFC to own beneficially more than 5% of the outstanding UCFC common shares as of the Voting Record Date:

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership	Shares Outstanding

United Community Financial Corp.	3,726,474 (1)	12.4%
Employee Stock Ownership Plan 2321 Kochs Lane Quincy, IL 62301
Dimensional Fund Advisors, Inc.	2,427,746 (2)	8.1%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

(1)	First Bankers Trust Services, Inc., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan (the ESOP), has sole investment power over the ESOP shares. The Trustee may be deemed to have voting power over the 1,531,753 unallocated shares, although the ESOP provides that unallocated shares shall be voted by the Trustee in the same proportion as participants direct the voting of allocated ESOP shares.

(2)	Based on Schedule 13G, dated February 6, 2008, in which Dimensional Fund Advisors, Inc. reports sole voting power and sole dispositive power over all of the shares reported.

The following table sets forth information regarding the number of UCFC common shares beneficially owned by each director and Named Executive Officer as of the Voting Record Date:

	Amount and Nature of
	Beneficial Ownership
	Sole Voting or		Shared Voting or	Percent of
Name and Address(1)	Investment Power		Investment Power	Shares Outstanding

Eugenia C. Atkinson	20,552		0	*
Patrick W. Bevack	213,511	(2)	0	*
Richard J. Buoncore	6,000		0	*
Thomas J. Cavalier	75,887	(2)	0	*
Patrick A. Kelly	472,318	(2)	22,529	1.5%
David G. Lodge	308,480	(2)	0	*
Douglas M. McKay	638,440	(2)	0	2.0
Richard J. Schiraldi	7,437		0	*
Clarence R. Smith	30,368	(2)	7,036	*
David C. Sweet	1,157		0	*
Donald J. Varner	166,064		34,838
All directors and executive officers as a group (11 persons)	1,940,214	(2)	64,403	6.2

*	Less than one percent of the total outstanding.

(1)	Each of the persons listed in this table may be contacted at the address of UCFC.

(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the United Community Financial Corp. 1999 Plan and 2007 Plan: Mr. Bevack — 167,868; Mr. Cavalier — 30,187; Mr. Kelly — 243,921; Mr. Lodge — 257,448; Mr. McKay — 510,767; and directors and executive officers as a group — 1,061,186. Also, includes the following number of shares that are pledged as security for a loan from a lender not affiliated with UCFC: Mr. Kelly — 10,000; and Mr. Smith — 9,257.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UCFC’s executive officers and directors, and persons who own more than ten percent of UCFC’s common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide UCFC with a copy of such form. Based on UCFC’s review of the copies of such forms it has received, UCFC believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2007, except that Mr. Lodge filed a late Form 4 reporting two sales of UCFC shares.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing UCFC’s accounting functions and controls, as well as hiring an accounting firm to audit UCFC’s financial statements. The Audit Committee has adopted a charter to set forth its responsibilities (the Charter).

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Chizek regarding the results of their audit, as well as the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of UCFC. A representative of Crowe Chizek also discussed with the Audit Committee the independence of Crowe Chizek from UCFC, as well as the matters required to be discussed by Statement of Auditing Standards 61, as may be amended from time to time. Discussions between the Audit Committee and the representative of Crowe Chizek included the following:

•	Crowe Chizek’s responsibilities in accordance with generally accepted auditing standards

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to Crowe Chizek’s retention

•	Whether Crowe Chizek encountered any difficulties in performing the audit

•	Crowe Chizek’s judgments about the quality of UCFC’s accounting principles

•	Crowe Chizek’s responsibilities for information prepared by management that is included in documents containing audited financial statements

Based on its review of the financial statements and its discussions with management and the representative of Crowe Chizek, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007.

Richard J. Schiraldi, Chairman	Eugenia C. Atkinson	Richard J. Buoncore	David C. Sweet

SELECTION OF AUDITORS

The Audit Committee of the Board of Directors has selected Crowe Chizek as the independent auditors for the 2008 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Chizek, the selection of independent auditors may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

The aggregate fees billed by Crowe Chizek to UCFC for the years ended December 31, 2007 and 2006 are as follows:

	2007		2006

Audit Fees	$396,145		$321,790
Audit-Related Fees	95,635	(1)	32,400
Tax Fees	59,500	(2)	62,500
All Other Fees	4,345	(3)	4,254

(1)	Includes time incurred for the proposed merger and S-4 filing, fees for services related to attestation on internal controls, the audit of the 401(k) and ESOP and an evaluation of management’s assertions relative to U.S. Department of Education reporting requirements for the student loan portfolio.

(2)	Includes fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.

(3)	Includes fees for software licensing and maintenance agreements relating to management’s review and reporting on internal controls for compliance with Section 404 of the Sarbanes-Oxley Act.

PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND OTHER MATTERS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2009 Annual Meeting of Shareholders of UCFC should be sent to UCFC by certified mail and must be received by UCFC not later than December 2, 2008. In addition, if a shareholder intends to present a proposal at the 2009 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 18, 2009, then the proxies designated by the Board of Directors of UCFC for the 2009 Annual Meeting of Shareholders of UCFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Shareholders may send written communications to the Board of Directors or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary of UCFC and submitted to the Board of Directors or the individual directors.

Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Douglas M. McKay
Chairman of the Board and
Chief Executive Officer

Youngstown, Ohio
April 1, 2008

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
UNITED COMMUNITY FINANCIAL CORP.
UNITED COMMUNITY FINANCIAL CORP.
2008 ANNUAL MEETING OF SHAREHOLDERS
April 24, 2008
     The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Patrick W. Bevack and Patrick A. Kelly, or either of them, as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio , on April 24, 2008, at 10:00 a.m. Eastern Time (the “Annual Meeting”), all of the shares of UCFC which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.	The re-election of three directors for terms expiring in 2011:

☐	FOR all nominees listed below (except as marked to the contrary below):	☐	WITHHOLD authority to vote for all nominees listed below:
Richard J. Buoncore
Richard J. Schiraldi
David C. Sweet
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2.	The ratification of the selection of Crowe Chizek and Company LLC, certified public accountants, as the auditors of UCFC for the current fiscal year.

☐	FOR	☐	AGAINST	☐	ABSTAIN
IMPORTANT: Please sign and date this Proxy on the reverse side.
3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” the nominees and the proposals listed above.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1 and 2.
     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement is hereby acknowledged.
     ☐ In order to accommodate all shareholders, please check if you plan on attending the Annual Meeting.
     Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name

Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.